Exhibit 10.1

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) dated as of May 9, 2007 to the Credit Agreement referenced below is by and among CACI INTERNATIONAL INC, a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower identified as “Guarantors” on the signature pages hereto and BANK OF AMERICA, N.A., as Administrative Agent.

W I T N E S S E T H

WHEREAS, a revolving credit and term loan facility has been extended to the Borrower pursuant to the Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of May 3, 2004 among the Borrower, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement;

WHEREAS, the Required Lenders have agreed to the requested modifications on the terms set forth herein and have authorized and directed the Administrative Agent to enter into this Amendment on their behalf; and

WHEREAS, the Administrative Agent has entered into this Amendment on behalf of itself and the Lenders.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2. Amendments. The Credit Agreement is amended in the following respects:

2.1 Section 1.01 is amended by adding the following new definitions to such Section in alphabetical order:

“Call Options” means call options, purchase rights or similar rights with respect to the Capital Stock of the Borrower purchased by the Borrower substantially concurrent with the issuance of the Convertible Notes (including any rights of any counterparty to put any shares of Capital Stock to the Borrower thereunder or any similar rights thereunder).

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (other than (i) Subordinated Seller Financing Indebtedness and (ii) Indebtedness under the Convertible Notes and the indenture governing the Convertible Notes (and renewals, refinancings and extensions thereof to the extent permitted under Section 8.12 provided that such renewals, refinancings and extensions are subordinated to the Obligations to the same extent and on substantially the same terms as the Convertible Notes) and the Call Options and the Warrants) as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Convertible Note Documents” means the Convertible Notes, the indenture governing the Convertible Notes, the Call Options, the Warrants and all other definitive documents, instruments and agreements relating thereto, in each case as amended, modified, supplemented, refinanced and replaced in accordance with the provisions hereof.

“Convertible Notes” means convertible senior subordinated notes issued by the Borrower, as amended, modified, supplemented, refinanced or replaced in accordance with the provisions hereof.

“Warrants” means any call options, warrants, purchase rights or similar rights with respect to the Capital Stock of the Borrower sold by the Borrower substantially concurrent with the issuance of the Convertible Notes.

2.2 The definition of “Cash Equivalents” in Section 1.01 is amended to read as follows:

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits, bankers’ acceptances and certificates of deposit of (i) any Revolving Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $100,000,000 or (iii) any bank, trust company or national banking association whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) and maturing within twelve months of the date of acquisition; (d) commercial paper issued by, or guaranteed by, any domestic company and rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition; (e) variable or fixed rate notes and other debt instruments issued by, or guaranteed by, any domestic company and rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition; (f) repurchase agreements entered into by any Person with a bank or trust company (including any of the Revolving Lenders) or recognized securities dealer having capital and surplus in excess of $100,000,000 for securities of the type described in clauses (a) and (b) above in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (g) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000 and which have a credit rating of A-1 or higher by S&P, or an equivalent credit rating by Moody’s or Fitch Ratings Services and (h) auction rate securities having an auction date within one year after the date of acquisition which have a long term credit rating A or higher by S&P, or an equivalent credit rating by Moody’s or Fitch Ratings Services, (i) Investments in private placements which (i) seek to preserve principal, (ii) maintain a high degree of liquidity, (iii) invest in a diversified group of money market instruments and other short-term obligations, in each case which have the highest credit rating by any two of S&P, Moody’s and Fitch Ratings Services, and (iv) generally maintain a dollar-weighted average portfolio maturity of 90 days or less, although the average portfolio maturity may extend to 120 days in the event of material redemption activity and (j) (i) direct obligations of, or obligations fully guaranteed by, any country (other than the United States) or any agency or instrumentality thereof; (ii) certificates of deposit issued by, or bankers’ acceptances of or promissory notes of, or time deposits or bearer note deposits with, any Approved Foreign Bank; (iii) commercial paper issued by any Approved Foreign Bank and maturing within twelve months of the date of acquisition; (iv) repurchase agreements entered into by any Person with a bank or trust company (including any Approved Foreign Bank) or recognized securities dealer having capital and surplus in excess of $100,000,000 for direct obligations issued by or fully guaranteed by any country (other than the United States) or any agency or instrumentality thereof in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; (v) commercial paper issued by, or guaranteed by, any foreign company and rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s (or, if neither S&P nor Moody’s shall rate such obligations at such time, by any nationally recognized rating agency in the relevant country) and maturing within twelve months of the date of acquisition; (vi) variable or fixed rate notes and other debt instruments issued by, or guaranteed by, any foreign company and rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s (or, if neither S&P nor Moody’s shall rate such obligations at such time, by any nationally recognized rating agency in the relevant country) and maturing within twelve months of the date of acquisition; and (vii) Investments, classified in accordance with GAAP as current assets, in money market investment programs which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (i) through (vi).

2.3 The definition of “Collateral Termination Date” in Section 1.01 is amended to read as follows:

“Collateral Termination Date” means the first date following the Effective Date upon which each of the following conditions is satisfied: (a) no Default has occurred and is continuing; (b) the Term B-2 Loan has been repaid in full; (c) the actual Consolidated Senior Leverage Ratio for the most recently ended period of four consecutive fiscal quarters for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) is equal to or less than 2.5 to 1.0; and (d) the Borrower provides written notice to the Administrative Agent and the Lenders notifying such parties that the conditions specified in (a) through (c) have been satisfied.

2.4 In the definition of “Change of Control” in Section 1.01 the “.” at the end of clause (b) is replaced with “; or” and a new clause (c) is added to read as follows:

(c) the occurrence of a “Fundamental Change” (or comparable term) under, and as defined in, the Convertible Notes or the indenture governing the Convertible Notes.

2.5 In clause (c) of the definition of “Consolidated Excess Cash Flow” in Section 1.01, the term “Consolidated Interest Expense” is amended to read “Consolidated Interest Charges”, and the following is inserted after clause (k) to read as follows:

minus (l) any amounts paid as a result of the conversion rights under the Convertible Notes or otherwise paid under or in respect of the Convertible Note Documents,

2.6 In the definition of “Equity Issuance” in Section 1.01, the “and” preceding clause (e) is replaced with “,” and the following is inserted after clause (e) to read as follows:

and (f) any issuance by the Borrower of shares of its Capital Stock under or in connection with the Convertible Notes, the Warrants or the other Convertible Note Documents.

2.7 The definition of “Leverage Step-Down Notice” in Section 1.01 is deleted.

2.8 In the definition of “Permitted Acquisition” in Section 1.01 clause (b)(ii) is amended to read as follows:

(ii) the aggregate Acquisition Consideration paid by the Borrower or any Subsidiaries for all Acquisitions occurring during any fiscal year, commencing with the fiscal year commencing July 1, 2004, shall not exceed $150 million; provided that (A) cash consideration to the extent funded with the proceeds of any insurance claims, judgments, settlements of lawsuits and other extraordinary events shall not be included in the calculation of the aggregate Acquisition Consideration for purposes of this clause (b) to the extent such cash consideration does not exceed $40 million during the term of this Agreement, and (B) cash consideration to the extent funded with the proceeds of the Convertible Notes shall not be included in the calculation of the aggregate Acquisition Consideration for purposes of this clause (b) to the extent such cash consideration is paid within 18 months of the issuance of the Convertible Notes;

2.9 In the definition of “Pro Forma Basis” in Section 1.01 the phrase “that any Disposition, Involuntary Disposition, Acquisition or Restricted Payment” is amended to read “that any specified transaction”.

2.10 In the definition of “Consolidated Scheduled Funded Debt Payments” in Section 1.01, clause (c) is amended to read as follows:

(c) shall not include (i) any voluntary prepayments or mandatory prepayments permitted or required pursuant to Section 2.05 or (ii) any amounts payable as a result of the conversion rights under the Convertible Notes becoming exercisable or otherwise payable under or in respect of the Convertible Note Documents.

2.11 Section 1.03(c) is amended to read as follows:

(c) Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants (other than the calculation of Consolidated Fixed Charges for purposes of the Consolidated Fixed Charges Coverage Ratio) set forth in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis for all Dispositions, Involuntary Dispositions and Acquisitions occurring during the applicable period.

2.12 Section 2.05(b)(iii) is amended to read as follows:

(iii) Consolidated Excess Cash Flow. Within ninety-three (93) days after the end of each fiscal year commencing with the fiscal year ending June 30, 2005, the Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to 50% of Consolidated Excess Cash Flow for such fiscal year; provided, however, if the Consolidated Senior Leverage Ratio as of the last day of such fiscal year is less than 3.25:1.0, then the Borrower shall not be required to make the foregoing payment for such fiscal year. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (vi) below).

2.13 Section 7.12 is amended by adding the following paragraph at the end thereof:

Notwithstanding anything to the contrary contained herein, if at any time any Subsidiary that is not a Guarantor provides a Guarantee of the Convertible Notes, then the Borrower shall cause such Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

2.14 In Section 8.02 clauses (l) and (m) are renumbered as clauses (m) and (n), and a new clause (l) is added thereto to read as follows:

(l) Call Options and purchases of Capital Stock of the Borrower pursuant thereto;

2.15 In Section 8.03 the “and” at the end of clause (k) is deleted, clause (l) is renumbered as clause (n) and restated to read as follows, and new clauses (l) and (m) are added thereto to read as follows:

(l) Indebtedness under the Convertible Notes and the indenture governing the Convertible Notes and renewals, refinancings and extensions thereof to the extent permitted under Section 8.12, provided that (i) the subordination provisions of the Convertible Notes are substantially similar to those set forth in the draft of the Description of Notes delivered to the Administrative Agent on May 8, 2007 and (ii) the Convertible Notes are issued by no later than August 31, 2007;

(m) the Call Options and the Warrants; and

(n) Guarantees with respect to Indebtedness permitted under this Section 8.03.

2.16 In Section 8.06 the “and” at the end of clause (c) is deleted, the “.” at the end of clause (d) is replaced with “;” clause (d) is restated and new clauses (e), (f), (g) and (h) are added to read as follows:

(d) the Borrower may make Restricted Payments provided that at least three (3) Business Days prior to making such Restricted Payment the Borrower shall have delivered to the Administrative Agent a certificate, executed by a Responsible Officer of the Borrower, (i) demonstrating in reasonable detail that the Loan Parties would be in compliance with the financial covenants contained in Section 8.11 after giving effect to such Restricted Payment on a Pro Forma Basis and (ii) representing and warranting that (A) after giving effect to such Restricted Payment, no Default shall exist and (B) no event or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect since the date of the Audited Financial Statements;

(e) the Borrower may make Restricted Payments with the proceeds of the Convertible Notes, provided that such Restricted Payments are made within five (5) Business Days of the receipt of such proceeds (it being understood and agreed that the Borrower and its Subsidiaries may use the proceeds of the Convertible Notes for any other purpose(s) not in contravention of the Loan Documents);

(f) the Borrower may purchase Call Options;

(g) the Borrower may make cash payments pursuant to the Call Options upon or following the conversion of any Convertible Notes (or any portion of the Borrower’s obligations thereunder) so long as (A) no Event of Default shall then exist and (B) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating that, upon giving effect to such payment (and the incurrence of any Funded Indebtedness in connection therewith) on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b); and

(h) payments and conversions with respect to the Convertible Notes permitted by Section 8.12.

2.17 Section 8.09 is amended by replacing the “and” before clause (v) with “,” and inserting a new clause (vi) to read as follows:

and (vi) the Convertible Note Documents.

2.18 Section 8.11(a) is amended to read as follows:

(a) Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of $420 million, increased on a cumulative basis as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending March 31, 2004 by an amount equal to 50% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended plus 100% of the Net Cash Proceeds of all Equity Issuances after the Closing Date (excluding from the calculation of Consolidated Net Worth and the other calculations under this Section 8.11(a) all effects resulting from the Call Options, the Warrants or any of the transactions contemplated by the Call Options or the Warrants, including, but not limited to, the purchase or sale (as applicable), valuation, exercise or settlement of the Call Options or the Warrants).

2.19 Section 8.11(b) is amended to read as follows:

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 4.50:1.0.

2.20 A new clause (d) is added to Section 8.11 to read as follows:

(d) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.50:1.0.

2.21 Section 8.12 is amended to read as follows:

8.12 Prepayment of Other Indebtedness, Etc.

(a) Amend or modify any of the terms of any Subordinated Seller Financing Indebtedness or any of the Convertible Notes or any indenture governing the Convertible Notes if such amendment or modification would add or change any terms in a manner materially adverse to the Borrower or any Subsidiary (including, without limitation, any amendment or modification that would shorten the final maturity or average life to maturity of the Convertible Notes or require any payment thereon to be made sooner than originally scheduled or increase the interest rate applicable thereto);

(b) Amend or modify any of the subordination provisions of any Subordinated Seller Financing Indebtedness or any of the Convertible Note Documents;

(c) Make any payments of principal or interest in respect of any Subordinated Seller Financing Indebtedness or any of the Convertible Notes in contravention of the subordination provisions thereof;

(d) Make (or give any notice with respect thereto) any voluntary or optional payment, prepayment, redemption, defeasance or acquisition for value of (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of, any Subordinated Seller Financing Indebtedness; or

(e) Make (or give any notice with respect thereto) any payment, prepayment, redemption, defeasance or acquisition for value of (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of, any Convertible Notes other than:

(i)(A) regularly scheduled payments of interest on the Convertible Notes, (B) payments of additional interest thereon by reason of any failure by the Borrower to file a registration statement with respect to, or register, the Convertible Notes and the shares of Capital Stock of the Borrower underlying the Convertible Notes in accordance with the terms of the Convertible Note Documents, and (C) so long as no Event of Default shall then exist, if elected by the Borrower, payments of additional interest thereon in respect of any failure by the Borrower to file with the SEC or the trustee under the indenture governing the Convertible Notes documents or reports required to be filed by the Borrower with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or to furnish to holders of the Convertible Notes or shares of the Capital Stock of the Borrower issued upon conversion thereof certain information required to be delivered pursuant to Rule 144A under the Securities Act of 1933, as amended, in accordance with the terms of the Convertible Notes Documents, in each of the foregoing cases (A), (B) and (C) whether in cash or Capital Stock of the Borrower;

(ii) payments made in Capital Stock of the Borrower in connection with the exercise of any conversion rights by the holders of the Convertible Notes; and

(iii) the conversion into cash of the outstanding principal amount (or any portion thereof) of any Convertible Notes (including any election by the Borrower to pay cash with respect thereto) and the payment of cash in lieu of the issuance of fractional shares upon the conversion of any Convertible Notes (or any portion thereof) so long as (A) no Event of Default shall then exist and (B) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating that, upon giving effect to such conversion or payment (and the incurrence of any Funded Indebtedness in connection therewith) on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b).

2.22 In Section 9.01 the “.” at the end of clause (l) is replaced with “; or”, and a new clause (m) is added thereto to read as follows:

(m) Subordination Provisions of Convertible Notes.

(i) any of the Obligations for any reason shall fail to be “Senior Debt” (or any comparable term) under, and as defined in, the Convertible Notes or any indenture governing the Convertible Notes;

(ii) any Indebtedness, other than the Obligations, shall constitute “Designated Senior Debt” (or any comparable term) under, and as defined in, the Convertible Notes or any indenture governing the Convertible Notes; or

(iii) the subordination provisions of the Convertible Notes or any indenture governing the Convertible Notes shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Convertible Notes.

3. Conditions Precedent. This Amendment shall become effective as of the date upon which each of the following conditions precedent shall have been satisfied:

(a) receipt by the Administrative Agent of counterparts of (i) this Amendment executed by the Loan Parties and (ii) consents from the Required Lenders authorizing and directing the Administrative Agent to enter into this Amendment on their behalf; and

(b) the issuance of any amount of the Convertible Notes.

Notwithstanding the foregoing, the Required Lenders waive to the extent necessary the covenants, agreements, representations and warranties of the Loan Parties under the Credit Agreement to permit the Borrower (a) to enter into the Call Options and Warrants substantially concurrently with the pricing of the offering of the Convertible Notes and (b) if the Convertible Notes are not issued, to terminate the Call Options and Warrants and to pay to the counterparties of the Borrower thereunder all termination fees owing thereunder and associated out of pocket costs and expenses.

4.     Reaffirmation of Representations and Warranties.     Each Loan Party represents and warrants that, except as affected by this Amendment and the matters referenced herein, the representations and warranties set forth in the Loan Documents are true and correct as of the date hereof (except those that expressly relate to an earlier period).

5.     Reaffirmation of Guaranty.     Each Guarantor (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Guarantor’s obligations under the Credit Agreement or the other Loan Documents.

6.     Reaffirmation of Security Interests.     Each Loan Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment shall in no manner impair or otherwise adversely effect any of the Liens granted in or pursuant to the Loan Documents.

7.     No Other Changes.     Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

8.     Counterparts; Facsimile Delivery.     This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Amendment by facsimile shall be effective as an original and shall constitute a representation that an original shall be delivered.

9.     Governing Law.     This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Second Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	CACI INTERNATIONAL INC, a Delaware corporation

By: /s/ Thomas Mutryn
Name: Thomas Mutryn
Title: Executive Vice President & CFO

GUARANTORS:	CACI PRODUCTS COMPANY, a Delaware corporation
CACI PRODUCTS COMPANY CALIFORNIA, a California corporation
CACI, INC.—FEDERAL, a Delaware corporation
CACI, INC.—COMMERCIAL, A DELAWARE CORPORATION
CACI TECHNOLOGIES, INC., a Virginia corporation
CACI Dynamic Systems, Inc., a Virginia corporation
CACI PREMIER TECHNOLOGY, INC., a Delaware corporation
CACI MTL SYSTEMS, INC., a Delaware corporation
CACI SYSTEMS, INC., a Virginia corporation
CACI-CMS INFORMATION SYSTEMS, INC., a Virginia corporation
CACI ENTERPRISE SOLUTIONS, INC., a Delaware corporation
R.M. VREDENBURG & CO., a Virginia corporation

By: /s/ Thomas Mutryn
Name: Thomas Mutryn
Title: Executive Vice President & CFO

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent for and on behalf of the Lenders

By: /s/ Anne Zeschke
Name: Anne Zeschke
Title: Assistant Vice President